Exhibit 10(x)

TXU Execution Copy

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Second Amendment”) is made by and between TXU CORP. (“Company”) and David Campbell (“Executive”), and is dated as of October 4, 2007.

WITNESSETH:

WHEREAS, Company entered into an Employment Agreement (“Agreement”) with Executive dated as of May 14, 2004;

WHEREAS, Company entered into an Amendment to Employment Agreement with Executive dated September 28, 2007 (“First Amendment”); and

WHEREAS, Company and Executive wish to execute this Second Amendment to clarify the benefits and compensation that will be provided to Executive both in the event of the Merger (as defined in the First Amendment) and in the event the Merger does not occur.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

1. Paragraph 12 of the First Amendment is hereby deleted, superseded, and replaced in its entirety, and Section 4.5(c) of the Agreement is amended by adding the following at the end thereof:

Notwithstanding the foregoing, if and only if a Change of Control Event (as defined in Section 3.9) occurs, upon the Change of Control Event, all outstanding LTICP Awards shall not forfeit and shall be paid at the times and in the amounts provided for in, and subject to the terms and conditions of, Section 3.9. In addition, notwithstanding any other provision contained in this Agreement or any agreement underlying any award issued to Executive under the LTICP to the contrary, and subject to clause (iv) below, all obligations related to ungranted awards that would have been made to Executive under the LTICP pursuant to Section 3.4 on or prior to the expiration date of the initial 5-year Term shall be satisfied in the following way:

(i)	If the Executive shall not have received a grant of an award under the LTICP with respect to 2008 or 2009, Executive shall receive a payment in cash in an amount equal to the Sale Price (as defined in Section 3.9) multiplied by 80,000.

(ii)	If the Executive shall have received an award under the LTICP with respect to 2008, but not with respect to 2009, Executive shall receive payment in cash in an amount equal to the Sale Price multiplied by 40,000.

(iii)	If the Executive shall have received awards under the LTICP with respect to 2008 and 2009, no additional payment or awards shall be made to Executive under this Section 4.5(c) and Executive shall have no right to any payment of any additional amount or grant of any additional award under this Section 4.5(c).

(iv)	Notwithstanding clauses (i) through (iii) above, if such termination occurs prior to the end of the 7 month anniversary of a Change of Control Event, then Executive shall receive a payment in cash in an amount equal to the Sale Price multiplied by 80,000, reduced by any cash payment previously received in respect of any annual LTICP Award for 2008 or 2009 granted pursuant to Section 3.4, and such payment shall extinguish any and all rights Executive may have to any annual LTICP awards for 2008 or 2009, whether or not such awards are outstanding at the time of such termination.

(v)	Any payments due under this Section 4.5(c) after a Change in Control Event shall be made upon the later of (i) the date of the termination of employment giving rise to such payment, and (ii) January 2, 2008.

2. Except as expressly amended hereby, the Agreement and First Amendment shall remain in full force and effect.

TXU Corp.

By:	/s/ C. John Wilder
C. John Wilder
Chairman and Chief Executive Officer

Executive

/s/ David. A. Campbell
David Campbell

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